UNITED COMMUNITY BANKS, INC.
EXECUTIVE ANNUAL INCENTIVE PLAN
Section 1.Purpose
This Incentive Plan (this “Plan”) is intended to provide an incentive for superior work and to motivate eligible employees of United Community Banks, Inc. (the “Company”) and its subsidiaries and affiliates toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders, and to enable the Company to attract and retain highly qualified employees. This Plan is for the benefit of Eligible Employees (as defined below).
Section 2.Administration
    Subject to applicable law and regulation, the Board of Directors of the Company (the “Board”) or the Talent and Compensation Committee of the Board (the “Compensation Committee”) shall have the sole discretion and authority to administer, interpret and make all determinations under this Plan (the Board or the Compensation Committee, as applicable, the “Administrator”). All determinations and decisions made by the Administrator with respect to this Plan and all related rules and resolutions of the Administrator shall be final, conclusive, and binding on all persons, including the Company and the Eligible Employees and their estates and beneficiaries.
Section 3.Eligible Employees
    Executive officers of the Company holding the title of Executive Vice President or higher and certain other executives and employees of the Company and its subsidiaries, affiliates or operating units holding key management positions as designated by the Administrator from time to time (the “Eligible Employees”) are eligible to receive incentive awards under this Plan. No Eligible Employee shall have the right to be selected to receive an incentive award under this Plan, or, having been so selected, to be selected to receive a future Award. If, during the applicable performance period, an Eligible Employee changes employment positions to a new position that corresponds to a different award level, the Administrator may, in its discretion, adjust the Eligible Employee’s award level for such performance period. The Administrator may, in its discretion, designate employees who are hired after the beginning of the applicable performance period as Eligible Employees for such performance period and as eligible to receive full or partial incentive award for such performance period.
Section 4.Incentive Award Opportunities and Determinations
The Company may establish incentive award opportunities and pay incentive awards to the Eligible Employees under this Plan based upon such terms and conditions as the Administrator determines in its discretion, including the achievement of performance measures established by the Administrator with respect to a performance period. Unless otherwise determined by the Administrator, the applicable performance period under this Plan shall be the Company’s fiscal year. Incentive award opportunities may be based on a percentage of the Eligible Employee’s annual base salary (as established for such performance period or, if determined by the Administrator, as increased during such performance period) or a fixed dollar amount. The Administrator may establish different levels of achievement for performance measures, including threshold, target and maximum, and may vary the amount of an incentive award to be earned based on the level of achievement.
In determining the amount of an incentive award to be paid, the Administrator may take into account such factors as it determines to be reasonable and appropriate, including the Eligible

Employee’s individual performance. No Eligible Employee will have any vested right to receive any incentive award until the Administrator has made a determination that such employee is entitled to the payment of an individual incentive award.
Section 5.Performance Measures
The Administrator may award incentive awards to an Eligible Employee under this Plan based on the attainment of specified levels of one or more of the following measures or such other measures as the Administrator may establish: net operating income or growth in such net operating income; operating earnings per share or growth in such operating earnings per share; pre-tax pre-provision income or growth in such pre-tax pre-provision income; pre-tax pre-provision earnings per share or growth in such pre-tax pre-provision earnings per share; annual growth in consolidated total revenue, loans or deposits; changes or increases in market share; earnings before taxes or the growth in such earnings; stock price or the growth in such price; return on equity, tangible equity, and assets or the growth in such returns; total shareholders’ return or the growth in such return; contribution to geographic expansion; level of expenses or the reduction of expenses; overhead ratios or changes in such ratios; efficiency ratios or changes in such ratios; loan quality or the changes in the level of loan quality or changes in the ratios of net charge-offs to loans or nonperforming assets to assets; customer satisfaction scores or changes in such scores; economic value added or changes in such value added; asset quality; core noninterest income; or changes in working capital, in each case, with respect to the Company or any one or more subsidiaries, affiliates, divisions, business units or business segments thereof, either in absolute terms or relative to the performance of one or more other companies (including an index covering multiple companies). The Administrator may, in determining whether performance measures have been met or the level of achievement of performance measures, adjust the Company’s financial results to exclude the effect of unusual charges or income items or other events, including acquisitions or dispositions of businesses or assets, restructurings, reductions in force, currency fluctuations or changes in accounting, which are distortive of financial results (either on a segment or consolidated basis). In addition, the Administrator may adjust its calculations to exclude the effect on financial results in response to changes in applicable laws, regulations, accounting principles, the Internal Revenue Code of 1986, as amended (the “Code”), tax rates and regulations or business conditions or in view of the Administrator’s assessment of the business strategy of the Company, any subsidiary, affiliate, division, business unit or business segment thereof, performance of comparable organizations, economic and business conditions and any other circumstances deemed relevant.
Section 6.Incentive Award Payment
Each Eligible Employee’s annual incentive shall be payable by the Company in cash, and/or subject to the approval of the Administrator, an equity-based award of equivalent value (as determined by the Administrator), with the cash portion to be paid at such time as annual incentives are generally paid by the Company for the relevant performance period and in no event later than two and one-half months following the last day of the Company’s fiscal year in which the incentive award was earned. Any equity-based awards granted in satisfaction of all or a portion of an incentive award payable under this Plan shall be granted under the terms of the Company’s equity incentive plan and be subject to such terms and conditions (including vesting requirements and restrictive covenants) as the Administrator may determine.
The payment of an incentive award to an Eligible Employee with respect to a given performance period shall be conditioned upon the Eligible Employee’s continued employment through the date on which the incentive award is paid, or if determined by the Administrator at the time the incentive opportunity is established, the end of the applicable performance period; provided, however, that the Administrator may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of an Eligible Employee’s termination of employment, retirement, death, or disability, or as may be required by or contemplated in an individual employment, severance, change in control or similar agreement, or upon a change in control of the Company.
Section 7.Recoupment
Any incentive award under this Plan may be subject to recoupment by the Company or forfeiture as set forth in the Company’s clawback policies as in effect from time to time, including the Company’s policy intended to comply with Section 10D of the Securities Exchange Act of 1934, as amended, and Nasdaq Listing Rule 5608. This Section 7 shall not be the Company’s exclusive remedy with respect to such matters.
Section 8.Amendment and Termination
The Administrator reserves the right to amend, modify, suspend, discontinue or terminate this Plan at any time in its sole discretion; provided that no such action will, without the consent of an Eligible Employee materially impair the rights of an Eligible Employee with respect to an incentive award that has been determined under Section 4.
Section 9.No Employment Rights
Nothing in this Plan shall confer (or be deemed to confer) upon any Eligible Employee the right to continue in the employ of the Company or its subsidiaries or affiliates or affect any right that the Company or its subsidiaries or affiliates may have to terminate such employment.
Section 10.Tax Withholding
The Company may withhold from any amounts payable under this Plan such federal, state and local taxes as the Company determines are required to be withheld pursuant to applicable law.
Section 11.Section 409A of the Code
Each incentive award is intended to be excluded from coverage under Section 409A of the Code as a short-term deferral unless, and only to the extent that, a deferral election for such award is made pursuant to a deferred compensation plan sponsored by the Company or subsidiary thereof. If an incentive award does not qualify as a short-term deferral or for another exemption or exception under Section 409A of the Code, it is intended that such incentive award will be paid in a manner that satisfies the requirements of Section 409A of the Code, and if any incentive award is payable to a “specified employee” (as determined in accordance with the methodology established by the Company in accordance with Section 409A of the Code) by reason of such specified employee’s “separation of service” (as determined in accordance with the methodology established by the Company in accordance with Section 409A of the Code) that otherwise would be payable during the six-month period immediately following the specified employee’s “separation from service,” such award shall instead be paid on the first business day of the seventh month following the separation from service to the extent necessary to avoid the imposition of any additional taxes or penalties under Section 409A of the Code.
Section 12.Unfunded Plan
This Plan is intended to constitute an unfunded plan for incentive compensation. Before the payment of any incentive award, nothing contained herein shall give any rights that are greater than those of a general creditor of the Company or a subsidiary or affiliate thereof.

Section 13.Successors
All obligations of the Company under this Plan, with respect to incentive awards granted hereunder, shall be binding upon any successor to the Company, whether such successor is the result of an acquisition of stock or assets of the Company, a merger, a consolidation, or otherwise.
Section 14.Governing Law
All questions concerning the construction, interpretation, and validity of this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia, without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia.
Section 15.Effective Date
This Plan shall become effective as of October 31, 2023 and shall apply with respect to the Company’s incentive awards payable in respect of the Company’s fiscal years commencing with the 2024 fiscal year.